Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT ZLOKOWER COMPANY

Medallion Financial Corp.	Public Relations
437 Madison Avenue	Harry Zlokower/Dave Closs
New York, New York 10022	1-212-447-9292

Andrew M. Murstein, President
Larry D. Hall, CFO
1-212-328-2100
1-877-MEDALLION

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS

2014 FOURTH QUARTER AND RECORD FULL YEAR RESULTS

•	Full year record earnings of $28,692,000, an all-time high, or $1.14 per diluted common share, increased 11% from 2013

•	Fourth quarter earnings of $8,128,000, or $0.33 per common share, increased 22% from the 2013 fourth quarter

•	Managed assets were $1.497 billion, an all-time high, including $960 million at Medallion Bank

•	Not a single taxi medallion loan was more than 90 days past due

•	Net interest margin was the highest ever for the Company at 7.49% on a combined basis, up from 6.66% a year ago

•	Quarterly distribution of $0.24 per share declared

•	Stock buyback to resume shortly

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Medallion Financial Announces 2014 Fourth Quarter and Full Year Results p. 2

NEW YORK, NY – February 17, 2015 – Medallion Financial Corp. (Nasdaq: TAXI), a specialty finance company with a leading position servicing the taxicab industry and other niche markets, announced that earnings, or net increase in net assets resulting from operations was $8,128,000 or $0.33 per diluted common share in the 2014 fourth quarter, up $1,470,000 or 22% from $6,658,000 or $0.29 per share in the 2013 fourth quarter.

Net increase in net assets resulting from operations was $28,692,000 or $1.14 per common share in 2014, up $2,916,000 or 11% from $25,776,000 or $1.16 per share in 2013, primarily reflecting higher net interest income, partially offset by higher operating expenses and lower noninterest income and net realized/unrealized gains. Net investment income after income taxes was $15,145,000 or $0.60 per share in 2014, up $2,956,000 or 24% from $12,189,000 or $0.55 in 2013.

Medallion Bank, the Company’s unconsolidated wholly-owned portfolio company, had net income of $7,606,000 in the 2014 fourth quarter, compared to $4,413,000 in the 2013 period, an increase of $3,193,000 or 72%. In the 2014 full year, the Bank earned $26,921,000, compared to $17,416,000 in the 2013 year, an increase of $9,505,000 or 55%. As the Company continues to use Medallion Bank as a primary funding source, it refers more loans to Medallion Bank for origination to take advantage of current short term borrowing rates which are at historically low levels, and which are the Company’s least expensive source of funds. Additionally, Medallion Bank’s own consumer lending portfolio has grown 35% over the last year, all with a decrease in delinquencies and loss rates.

Medallion Financial’s net interest margin was 6.64% for the 2014 quarter, compared to 6.52% in the 2013 quarter, and was 6.54% in the full year, compared with 5.78% for 2013, primarily reflecting higher levels of interest, recoveries and dividends from Medallion Bank, as well as portfolio growth. On a combined basis with Medallion Bank, the net interest margin was 6.86% in the quarter and 7.49% in the full year, compared to 6.94% and 6.66% a year ago, reflecting the continued low cost of funds at the Bank, and the Bank’s higher-yielding loan portfolio. The increases in the net interest margins demonstrated the strong portfolio earning power of Medallion, and such margins remained at high levels compared to most other financial institutions.

Andrew Murstein, President of Medallion Financial stated, “We are extremely pleased with the 2014 fourth quarter and full year results. Since our IPO nearly 20 years ago, we have continued to diversify the company and find new niches where we strive to be the market leader. We have successfully done that, and in 2014 approximately 80% of our earnings came outside of the medallion lending area.”

“Our taxi medallion loans are also performing extremely well,” said Mr. Murstein. “We have always said we like to make two types of medallion loans, secure, and very secure. In 70 years we have never had a loss on a medallion loan that we have originated. Not only did we accomplish that feat again in 2014, but we ended the year with several thousand medallion loans on our books and not even one medallion loan was 90 days or more delinquent.”

Larry D. Hall, Chief Financial Officer of Medallion Financial, stated, “All the important indicators of our business continue to demonstrate the quality of Medallion’s operations, including continued growth and profitability, very solid credit performance by the portfolio, strong capital levels, abundant liquidity, and an experienced management team.”

“On a combined basis with Medallion Bank, there were no medallion loans 90 days or more past due, and for the total combined portfolio, loans 90 days or more past due remained at the exceptionally low levels of 0.4%, compared with 0.6% a year ago. The strong value of our medallion collateral, coupled with management’s conservative underwriting criteria, has resulted in a loan to value ratio of our combined medallion loan portfolio of 60%,” said Mr. Hall.

“The taxi industry continues to retain its favored position with the riding public against new market entrants such as ridesharing and car service apps,” said Mr. Hall. “Regulated medallion taxis are preferred for their fast, safe, and reliable service, insured vehicles, licensed drivers, and metered pricing that is consistent at all times of the day.”

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Medallion Financial Announces 2014 Fourth Quarter and Full Year Results p. 3

“Our net unrealized appreciation on the loan and equity portfolios was 0.83%, compared to depreciation of 1.38% a year ago, and Medallion Bank had aggregate loan loss reserves of 1.91%, down from 2.21% a year ago, reflecting the continued strong performance of the portfolios,” said Mr. Hall. Medallion Financial had realized losses of 1.11% in 2014, compared to realized gains of 0.15% in the year ago period, and Medallion Bank had a net loss rate of 0.77% in 2014, compared to 0.79% in the 2013 period, both further evidencing the solid credit performance of our business.

“Medallion’s capital and liquidity levels remained especially strong due in part to strong earnings and the recent equity raises,” said Mr. Hall. “Medallion’s debt to equity ratio was only 1.27 to 1, providing ample room for increasing our leverage and growing our businesses down the road. Additionally, we had over $47 million of cash on hand at year end and $74 million of available liquidity on our many outstanding lines of credit. Medallion Bank continues to have the capacity to raise significant additional deposits.”

Mr. Hall added, “We continue to look for opportunities to replace higher cost borrowings with lower cost fixed and floating rate debt, further enhancing our profitability and lowering our cost of borrowed funds. We see additional opportunities to continue this as rates remain near historic lows.”

Medallion loans were $311,894,000 at year end, up $14,033,000 or 5% from $297,861,000 a year ago. The loans represented 59% of the investment portfolio, compared to 63% a year ago, and were yielding 4.03% compared to 4.02% a year ago, essentially unchanged, reflecting the bottoming of current market interest rates.

The increase in outstandings primarily reflected portfolio growth in New York, Boston, and Newark, partially offset by a decline in Chicago and the other markets. The managed medallion portfolio, which includes loans at Medallion Bank and those serviced for third parties, was $704,813,000 at year end, up $33,968,000 or 5% from $670,845,000 a year ago, reflecting the previously stated growth in our different markets, the strong overall portfolio growth at Medallion Bank, and an increase in third party participations sold.

The commercial loan portfolio was $71,149,000 at year end, compared to $60,168,000 a year ago, an increase of $10,981,000 or 18%, and represented 14% of the investment portfolio compared to 13% a year ago. The increase primarily reflected growth in the high-yield mezzanine and other secured commercial loan portfolios, partially offset by a decrease in the asset-based loan portfolio.

Commercial loans yielded 11.91% at year end, up 12% from 10.60% a year ago, reflecting the change in portfolio mix and higher yields on the mezzanine portfolio. The net managed commercial loan portfolio, which includes loans at Medallion Bank and those serviced for or by third parties, was $114,286,000 at year end, up $2,435,000 or 2% from $111,851,000 a year ago.

Investments in Medallion Bank and other controlled subsidiaries were $136,848,000 at year end, up $28,225,000 or 26% from $108,623,000 a year ago, primarily reflecting our equity in the earnings of Medallion Bank and other portfolio company investments, capital contributions made, and net appreciation. This represented 26% of the investment portfolio, compared to 23% a year ago. Investments yielded 10.96% at year end, compared to 11.05% a year ago, reflecting the dividends from Medallion Bank.

Equity investments were $7,710,000 at year end, up $1,205,000 or 19% from $6,505,000 a year ago, primarily reflecting portfolio appreciation and acquisitions, and partially offset by portfolio dispositions and distributions. Equity investments represented 1% of the investment portfolio and had a dividend yield of 0.86% at both year ends.

Medallion Bank’s consumer loan portfolio increased by $123,320,000 or 35% to $472,547,000 at year end from $349,227,000 a year ago, and represented 36% of the managed loan portfolio, compared with 31% a year ago. The consumer loan portfolio yielded 14.71% compared to 15.67% a year ago, primarily reflecting the substantial growth in our home improvement lending area where yields are over 10% with average FICO scores over 750.

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Medallion Financial Announces 2014 Fourth Quarter and Full Year Results p. 4

“This product line has doubled in size during the last year from $65 million to over $130 million and is extremely profitable,” Mr. Hall commented. “The bank’s recreation vehicle (RV) and marine portfolio continues to perform exceptionally well. This business has been profitable every single year since we started it in 2004, even during the most recent recession. The last 5 years have continued to show how profitable this line of business is with loan losses continuing to decline to their lowest levels ever.”

Overall total managed assets increased $167,000,000 or 13% to $1,497,000,000 at year end, up from $1,330,000,000 a year ago and the Company’s book value per share, or net asset value, increased 2% from $10.95 a year ago to $11.16 at December 31, 2014.

Medallion Financial also announced a distribution of $0.24 per share for the 2014 fourth quarter, up from $0.23 per share a year ago. This brings the total distributions declared over the last four quarters to $0.96, up 7% from $0.90 in the prior four quarters, and equates to a yield of over 10% based on the closing price of the Company’s stock on February 13, 2015. The current distribution will be paid on March 24, 2015 to shareholders of record on March 17, 2015. Since the Company’s initial public offering in 1996, the Company has paid or declared in excess of $230,000,000 or $13.31 per share in distributions.

Mr. Murstein concluded, “As a regulated investment company we are required to distribute to our shareholders at least 90% of our investment company taxable income each year. We intend to pay quarterly distributions to comply with this requirement. Our goal, however, is to continue to maintain or increase the distributions as we have done consistently over the last few years. We feel that is a very realistic goal given our expanding margins and increased profitability. Lastly, since we have now released our year end results and will soon no longer be restricted from buying back our stock, we intend to resume our stock buyback program. Coming off of our most profitable year ever, we feel confident in our future.”

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Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services loans in other commercial industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans. The Company and its subsidiaries have lent approximately $5 billion to the taxicab industry and other small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2013 Annual Report on Form 10-K.

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(Dollars in thousands, except per share data)	2014	2013
Total investment income	$41,068	$34,929
Total interest expense	8,543	8,361

Net interest income	32,525	26,568

Total noninterest income	509	1,282

Salaries and benefits	12,803	10,787
Professional fees	1,194	1,540
Occupancy expense	798	765
Other operating expenses	3,094	2,569

Total operating expenses	17,889	15,661

Net investment income before income taxes	15,145	12,189
Income tax (provision) benefit	—	—

Net investment income after income taxes	15,145	12,189

Net realized gains (losses) on investments	(5,607)	692

Net change in unrealized appreciation on investments	3,511	7,835
Net change in unrealized appreciation on Medallion Bank and other controlled subsidiaries	15,643	5,060

Net unrealized appreciation on investments	19,154	12,895

Net realized/unrealized gains on investments	13,547	13,587

Net increase in net assets resulting from operations	$28,692	$25,776

Net investment income after income taxes per common share
Basic	$0.61	$0.56
Diluted	$0.60	$0.55

Net increase in net assets resulting from operations per common share
Basic	$1.15	$1.18
Diluted	$1.14	$1.16

Distributions declared per share	$0.96	$0.90

Weighted average common shares outstanding
Basic	24,850,496	21,850,415
Diluted	25,073,323	22,225,783

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)	December 31, 2014	December 31, 2013
Assets
Medallion loans, at fair value	$311,894	$297,861
Commercial loans, at fair value	71,149	60,168
Investment in Medallion Bank and other controlled subsidiaries, at fair value	136,848	108,623
Equity investments, at fair value	7,710	6,505
Investment securities, at fair value	—	—

Net investments	527,601	473,157
Cash and cash equivalents	47,083	52,172
Accrued interest receivable	988	907
Fixed assets, net	256	446
Foreclosed properties	47,502	50,403
Goodwill, net	5,099	5,069
Other assets, net	3,758	12,899

Total assets	$632,287	$595,053

Liabilities
Accounts payable and accrued expenses	$6,651	$5,476
Accrued interest payable	2,171	1,124
Funds borrowed	348,795	314,958

Total liabilities	357,617	321,558

Commitments and contingencies	—	—

Total shareholders’ equity (net assets)	274,670	273,495

Total liabilities and shareholders’ equity	$632,287	$595,053

Number of common shares outstanding	24,620,623	24,969,622
Net asset value per share	$11.16	$10.95

Total managed loans	$1,291,646	$1,131,923
Total managed assets	1,497,295	1,330,429